Q4 and Full Year 2021 Letter to Shareholders February 10, 2022 | yelp-ir.com

Fourth Quarter 2021 Financial Highlights

- **Net revenue was $273 million, up 17%** from the fourth quarter of 2020, near the high end of our outlook range, driven primarily by growth in Advertising revenue through the execution of our strategic initiatives.
- **Net income was $23 million, or $0.30 per diluted share,** compared to Net income of $21 million, or $0.27 per diluted share, in the fourth quarter of 2020.
- **Adjusted EBITDA[1] was $68 million,** an increase of $9 million, or 14%, compared to the fourth quarter of 2020 and $3 million above the high end of our fourth quarter outlook range. Adjusted EBITDA margin[1] decreased one percentage point to 25% from the fourth quarter of 2020.
- **Cash provided by operating activities was $45 million during the fourth quarter,** and we ended the quarter with Cash and cash equivalents of $480 million.
- **In the fourth quarter we repurchased approximately 2.3 million shares** at an aggregate cost of $85 million, returning a total of $263 million to shareholders during 2021.
- **We believe our fourth quarter and full year 2021 results position us well to drive long-term profitable growth.** In 2022, we expect Net revenue will be in the range of $1.16 billion to $1.18 billion and Adjusted EBITDA in the range of $260 million to $280 million.

Net revenue


+17%
$233M
$273M
4Q20
4Q21

Net income


+10%
$21M
$23M
Margin
9%
8%
4Q20
4Q21

Adjusted EBITDA[1]


+14%
$60M
$68M
Margin
26%
25%
4Q20
4Q21

Paying advertising locations


+2%
520k
528k
4Q20
4Q21
Services
RR&O

Ad clicks, y/y


+14%
4Q20
4Q21

Average CPC, y/y


+7%
4Q20
4Q21

Note: Reported figures are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics.

[1] Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures.

2
26
Yelp Q4 2021

3 26 Ye lp Q 4 20 21 We entered 2021 with a proven strategic plan and, through the consistent execution of our initiatives, achieved annual financial results that exceeded expectations. After a transformational 2020, we drove profitable growth even as the macro environment continued to fluctuate. In 2021, Yelp’s elevated pace of product innovation delivered record Advertising revenue from Services businesses, as well as both our Self- serve and Multi-location channels, with a significantly smaller Local sales force than prior to the pandemic. We also achieved a record annual retention rate for non-term advertisers’ budgets (our “NTC retention rate”). As a result, Net revenue surpassed our pre-pandemic performance in 2019 with Net income approximately flat at $40 million and Adjusted EBITDA margin up three percentage points, even as we increased our strategic investments. As we look ahead, we believe that Yelp’s trusted content is more relevant than ever to consumers and local businesses. We are excited by the significant opportunities ahead and the proven ability of our initiatives to drive profitable growth gives us confidence for the future. Dear fellow shareholders, Net revenue surpassed our pre-pandemic performance Net Revenue 2019 2020 2021 $1.01B $1.03B $873M +2% +18%

Connecting people with great local businesses

Yelp continued to deliver on its mission of connecting people with great local businesses in 2021 by serving as a valuable source of trusted content. We expanded this rich local information through contributions of both consumers and businesses; **Cumulative reviews increased by 9% year over year and 19% from 2019, exceeding 244 million** as of December 31, 2021, while Active claimed local business locations grew by 8% year over year and 18% from 2019, reaching 5.8 million. We launched a variety of new attributes throughout the year to help local businesses communicate important information to consumers, like whether they require vaccinations or self-identify as "Asian-owned" or "LGBTQ-owned." **We also scaled Yelp Connect,** a paid product that provides advertisers with a channel to market new offerings or communicate business updates to customers, to nearly 130,000 locations by the end of the year, up nearly 75% year over year.

App unique devices increased by 6% year over year to 33 million and rebounded organically to 91% of 2019 levels in 2021. User behavior in our Restaurants, Retail & Other ("RR&O") categories fluctuated in 2021 as consumer confidence levels changed in response to the emergence of COVID-19 variants and the severity of local restrictions. For example, **diners seated via Yelp in 2021 increased by approximately 85% year over year** as consumers were vaccinated and restrictions loosened compared to 2020 and by more than 20% from 2019. However, this trend was even more positive over the summer and in certain metros when consumers generally felt more confident dining out. For example, in Phoenix, diners seated via Yelp in 2021 increased by approximately 125% from 2019. **In Services categories, consumer demand remained robust in 2021 as Request-A-Quote requests increased by approximately 30% from 2019.**

We expanded our trusted content in 2021

Cumulative Reviews


+19%
205M
224M
244M
Dec 31, 2019
Dec 31, 2020
Dec 31, 2021

We scaled Yelp Connect


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26
Yelp Q4 2021

5 26 Ye lp Q 4 20 21 2021 results Our strategic initiatives drove strong results in 2021. Net revenue increased by 18% year over year and by 2% from 2019 to a record $1.03 billion. This came in at the high end of our outlook range and $27 million above the high end of our initial outlook range, which we provided in February 2021. With a structurally stronger business model, Net income increased by $59 million year over year to positive $40 million and Adjusted EBITDA increased by 76% year over year to a record $246 million, $3 million above the high end of our outlook range and $76 million above the high end of our initial outlook range. Continued momentum in our Services categories and further recovery in our RR&O categories drove this strong revenue performance. Advertising revenue from Services businesses increased by 18% year over year and 19% from 2019, as our monetization efforts drove record revenue per paying location in these categories. The Home Services category proved particularly strong, increasing nearly 40% from 2019 to record levels in 2021. At the same time, Advertising revenue from RR&O businesses increased over the course of the year to reach a total of $377 million, up 18% from 2020, despite the spread of COVID-19 variants as well as ongoing labor and supply chain headwinds. Advertising revenue in these categories remained 19% below 2019 levels while Paying advertising locations for the year were down just 8% from 2019, which we believe represents a substantial opportunity for further recovery as macro headwinds recede. Advertising revenue in both our Self-serve and Multi-location channels reached record highs in 2021, together accounting for nearly 45% of Advertising revenue. Multi-location channel revenue increased by approximately 30% year over year and nearly 15% from 2019 to represent approximately 27% of Advertising revenue in 2021. Product innovation continued to resonate with small and medium-sized businesses (“SMBs”) in our Self-serve channel, where strong retention drove a 45% year-over-year increase in channel revenue. In addition, Self-serve revenue grew 65% from 2019 to represent approximately 17% of Advertising revenue in 2021. As part of our ongoing efforts to deliver more value to our customers, we drove more high-intent Ad clicks to advertisers at compelling prices. In 2021, Ad clicks increased by 24% year over year and Average CPC declined by 5%, providing more value and helping increase our overall NTC retention rate by more than 40% from 2019 to reach an annual record in 2021. 2020 $873M +18% $1.03B 2021 Net Revenue 2019 2021 Advertising Revenue by Category $977M $985M Restaurants, Retail & Other Services $464M $377M $513M $608M 2019 2021 Advertising Revenue by Sales Channel Self-serve Muti-Loc PartnerLocal 62% 53% 10% 17% 24% 27% SMB SMB

6 26 Ye lp Q 4 20 21 Initiatives to drive long-term, profitable growth Over the past few years, our strategic initiatives have transformed Yelp into a structurally more efficient business driven by product innovation rather than increasing sales headcount. Looking ahead, we believe these initiatives continue to provide a significant runway for growth. At the same time, the significant progress we have achieved has positioned us to expand our focus on the consumer experience. As such, in 2022, we are focusing our product investment priorities across the following areas: > Growing quality leads and monetization in Services > Driving sales through the most-efficient channels > Delivering more value to advertisers > Enhancing the consumer experience Our teams continue to work with agility to unlock ways to further elevate the Yelp experience for consumers, business owners and advertisers. Each of these investment priorities represents its own long-term opportunity and we are confident that the strength and breadth of our strategic initiatives will set us up for profitable growth in the years to come.

7 26 Ye lp Q 4 20 21 Grow quality leads and monetization in Services The market for advertising Services businesses represents a significant opportunity that Yelp is well positioned to capture through our large and high-intent consumer audience, the substantial majority of which remains unmonetized. As such, we have focused our product efforts on differentiating the Services experience on Yelp and increasing monetization, and have made substantial progress in these areas in recent years. In 2021, we launched several new Services products, such as Themed Ads and Cost Guides, while increasing the percentage of monetized leads to 25% from less than 10% in 2018, the year before we adopted this initiative. As a result of these efforts, we achieved record revenue per paying location in Services categories in 2021. In addition to increasing monetization and differentiating the product experience, we see adjacent opportunities to create an even better experience for consumers and Services businesses by improving lead quality as well as the distribution of leads. For example, a high-quality Services business that is available to complete a project within the requested time frame is more relevant and valuable to a consumer than the top-rated but unavailable business in the specified location and category. We are focused on differentiating the Services product experience We've made significant progress on monetization Monetized Services Leads *Includes phone calls, requests, and website clicks Cost Guides Consumer Leads on Yelp*

8 26 Ye lp Q 4 20 21 New business owner tools give advertisers more control over their ad spend Keyword Boosting Ads Impression Heatmap Drive sales through the most-efficient channels Our go-to-market mix has shifted significantly over the past several years. Through investments in product, Multi-location sales and marketing, we surpassed our 2019 Net revenue in 2021 with a significantly smaller Local sales force. In 2021, our Self-serve channel and more-tenured Local sales force drove efficiency in our business by both acquiring SMB advertisers more efficiently than our larger pre-pandemic Local sales force, as well as exhibiting better retention rates. We plan to drive further efficiencies to build on that progress in 2022. For example, our marketing investments and improvements to the claim and Ads purchase flows drove record Self-serve acquisition in 2021. In 2022, we are continuing to explore ways to drive businesses through this fully digital sales channel at a compelling return, such as by better communicating the value of Yelp Advertising to businesses through targeted recommendations for Yelp Ad products and spend based on an individual business characteristics. We are also experimenting with ways to increase business owner engagement with our free offerings, such as by providing market insights, which allows a direct channel for us to communicate the value of Yelp Ads and other products to business owners. In addition, we plan to provide businesses with more control over their ad campaigns, like our recently launched Keyword Boosting feature that enables advertisers to specify the search terms they want their ads to appear with most frequently.

Multi-location advertisers represented approximately 50% of local digital advertising spend in the United States in 2021[1]. **At 27% of our Advertising revenue, we believe there is a significant opportunity to further expand this channel** by leveraging our enhanced Multi-location ad product portfolio and strengthened customer relationships to win new clients and increase spend from existing clients. As our sales teams helped these high-value clients navigate the pandemic as well as labor and supply chain headwinds, **our product team introduced many new Multi-location ad products, such as Seasonal Spotlight Ads and Sponsored Collections, and expanded our first-party attribution solution, Yelp Store Visits.** We also expanded our total addressable market with our off-platform solution, Yelp Audiences, which enables multi-platform brand awareness campaigns and provides non-location based advertisers access to our high-intent audience. While only fully launched in 2021, we were pleased to see Yelp Audiences reach an annual run rate of more than $20 million in the fourth quarter. In 2022, we plan to further enhance our suite of product offerings and attribution solutions for Multi-location advertisers, across each stage of the consumer funnel, both on and off Yelp.

Deliver more value to advertisers

In 2021, we continued to deliver more value to advertisers through new ad formats and back-end optimizations to our ad system. While consumer traffic remained impacted by ongoing concerns about COVID-19 and its variants, we were pleased to see **Ad clicks increase by 24% from 2020 and Average CPC decrease by 5%, contributing to a record annual NTC retention rate.**

We continue to see a multi-year opportunity to deliver even more value by driving efficiency in matching advertisers with consumers, while also increasing Ad clicks through improvements to existing ad products and the introduction of new ones. We are also exploring how we can use our on-platform learnings to enhance off-platform ad performance for Yelp Audiences customers.

[1] BIA Advisory Services, 2022 U.S. Local Advertising Forecast; Yelp internal data

We introduced many new Multi-location ad products

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Percentage Change in Ad Clicks and Average CPC, Y/Y


Ad Clicks
35%
-25%
24%
2019
2020
2021
Average CPC
-18%
11%
-5%
2019
2020
2021

9
26
Yelp Q4 2021

Enhance the consumer experience

Our trusted content is responsible for both establishing our platform as the go-to source for reliable local business information as well as attracting our large, high-intent consumer audience, which included more than 83 million unique visitors on desktop and mobile on a monthly average basis in the fourth quarter.[2] In 2021, App unique devices rebounded organically to 91% of 2019 levels, despite the ongoing pandemic and our investment of just $11 million in consumer marketing over the past three years. **We see exciting long-term opportunities to drive targeted engagement and growth of our valuable audience beyond 2019 levels** by making Yelp an even better place to connect with local businesses. As such, we are investing in a broad set of consumer product and marketing initiatives, which we believe — together with improved platform monetization — will enable us to efficiently scale our business and drive long-term revenue growth.

With 244 million Cumulative reviews as of December 31, 2021, including more than 20 million contributed in 2021, trusted content fuels our consumer flywheel, bringing users and businesses to Yelp. **Our reviews are not only more than 500 characters in length on average, but they are also more evenly distributed between 1 and 5 stars** than reviews on other platforms according to a 2020 study by a Federal Trade Commission economist. We believe this rich authentic content provides a more reliable predictor of what consumers can expect at a business, and therefore delivers a more helpful and trustworthy consumer experience. In 2022, we are experimenting with ways to reduce review contribution friction, convert more users into contributors, and improve the distribution of reviews across categories and geographies. We believe this will increase the percentage of reviewed businesses, attracting more consumers and further benefiting businesses in turn.

In addition to driving more distributed content, we are also working to further differentiate the product experience between categories and increase engagement. We plan to build on the more modern and personalized user experience we have developed in recent years, particularly in our iOS app, and believe that we can create an even more engaging user experience and drive more high-quality connections with local businesses. In addition, **iOS app users drove the majority of Ad clicks from any source — including desktop, mobile web and the Yelp app —** in 2021, revealing an opportunity to increase engagement with Android users by, among other things, bringing the Android user experience to parity with the iOS experience.

[2]Comscore, monthly average for Q4 2021
[3]Raval, Devesh, Federal Trade Commission, "Do Bad Businesses Get Good Reviews? Evidence from Online Review Platforms," Sept 2020

App unique devices rebounded organically to 91% of 2019 levels amid the pandemic


36M
31M
33M
2019
2020
2021

Yelp reviews are more evenly distributed between 1 and 5 stars

Distribution of Average Business Ratings[3]
Across Several Review Platforms


1.5 Density
1.0
0.5
1
2
3
4
5
HomeAdvisor
Facebook
BBB
Google
Yelp

We believe that we can create an even more engaging user experience


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26
Yelp Q4 2021

11 26 Ye lp Q 4 20 21 Investing for growth Our growth initiatives, together with reduced office space expenses, enabled Yelp to achieve a positive Net income margin of 4% and a record annual Adjusted EBITDA margin of 24% in 2021, even as we increased our strategic investments. As we look to capitalize on the substantial opportunities ahead, we plan to further invest in high return areas to drive profitable growth. Our growth strategy drives improved profitability With significant savings from a smaller Local sales force, we were able to improve Adjusted EBITDA margin by three percentage points from 2019 while investing for growth. As we look ahead, our focus continues to be on driving long-term sustainable and profitable revenue growth. As such, we plan to reinvest our savings in product, Multi-location sales, as well as business and consumer marketing in 2022. We also plan to continue catching up on hiring in our Local sales force, which had slightly decreased in size by the end of the year. Reduce expenses through distributed work In 2021, we made the decision to remain a distributed workforce permanently, which we believe is in the best interest of Yelp and our employees. Operating on a distributed basis reduces our reliance on the Bay Area for talent and provides employees with more flexibility. As we hire into geographies outside of the Bay Area, we believe that we can improve employee retention and attract a more diverse workforce. We also expect stock-based compensation as a percentage of revenue to trend toward a less dilutive mix over time. With fewer employees going into our offices on a daily basis, our office space requirements have decreased. We executed a number of office space reductions over the course of 2021, including the termination of our lease in Washington, DC during the fourth quarter. In aggregate, we expect this will result in annual GAAP expense savings of approximately $18.5 million to $20.5 million through the end of the related leases and subleases between December 2024 and July 2025. We anticipate that this reduction in GAAP expenses will benefit Adjusted EBITDA by approximately $17.5 million to $19.5 million on an annual basis. In 2021, we realized $7 million of GAAP expense savings compared to 2020. We continue to explore additional opportunities to reduce our real estate footprint. Adjusted EBITDA margin improved while investing for growth 2019 2020 2021 21% 16% 24% Adjusted EBITDA Margin Net Income (Loss) Margin 4% -2% 4% +3ppt

12 26 Ye lp Q 4 20 21 Prudent capital allocation Our capital allocation strategy consists of three main elements: 1) maintaining a healthy cash balance to fund our operations, 2) leaving a buffer for potential tuck-in acquisitions, and 3) returning excess capital to shareholders through share repurchases. In 2021, we repurchased $263 million worth of shares at an average price of $37.59, including $85 million worth of shares in the fourth quarter at an average price of $36.87. As of December 31, 2021, we had $232 million remaining under our existing repurchase authorization. As we look ahead, we plan to continue repurchasing shares, subject to market and economic conditions. In summary, The strategic initiatives we began in 2019 have transformed Yelp into a stronger and more efficient business, despite a difficult operating environment. Our teams have demonstrated considerable resilience and executed consistently, providing us with continued confidence in Yelp’s ability to drive long-term sustainable and profitable growth. We are excited for the opportunities that lie ahead to connect people with great local businesses and remain focused on delivering long-term shareholder value. Sincerely, Jul’17 $200M Nov’18 $250M Feb’19 $250M Jan’20 Aug’21 $250M $250M $1.2B Total Repurchase Authorization Authorization Date Completed as of December 31, 2021 Remaining Authorization Prudent Capital Allocation Jeremy Stoppelman David Schwarzbach

Fourth Quarter and Full Year 2021
Financial Review

Revenue



Net revenue
+17%
$233M
$273M
4Q20
4Q21

Net revenue was $273 million in the fourth quarter of 2021, a 17% increase from the fourth quarter of 2020. Net revenue was $1.03 billion for the full year 2021, an 18% increase from the full year 2020. Net revenue was near the high end of our fourth quarter outlook range and at the high end of our full year outlook range.

Advertising revenue was $261 million in the fourth quarter of 2021, up 17% from the fourth quarter of 2020, and $985 million in the full year 2021, up 18% from the full year 2020. Revenue increased in both periods, particularly from Home Services and Restaurants, as a result of higher customer spend and improved NTC retention rates. The increases in revenue from RR&O businesses were also attributable to increases in paying advertising locations and our reduction of relief incentives as pandemic-related operating restrictions eased and businesses were able to operate at a greater capacity compared to the year-ago periods.

Transactions revenue was $3 million in the fourth quarter of 2021, down 28% from the fourth quarter of 2020, and $13 million in the full year 2021, down 12% from the full year 2020. The decrease in the fourth quarter was primarily due to a reduction in food takeout and delivery orders as restaurants' dine-in capacity increased compared to the prior-year period. The decrease in the full-year period resulted from both fewer orders and a lower per-order transaction fee from Grubhub, which took effect in October 2020.

Other revenue was $9 million in the fourth quarter of 2021, up 38% from the fourth quarter of 2020, and $33 million in the full year 2021, up 53% from the full year 2020. The increases in both periods primarily reflect substantially lower COVID-19 relief incentives — mainly in the form of waived fees — for our subscription product customers in the current-year periods. These increases also reflect higher revenue from the continued expansion of our Yelp Fusion program, which we introduced in May 2020, as well as the continued growth of our Yelp Knowledge program.

	Three Months Ended December 31,		Year Ended December 31,	
	2021	2020	2021	2020
Net revenue by product				
Advertising revenue by category[1]:				
Services	$ 157,242	$ 138,887	$ 607,770	$ 515,019
Restaurants, Retail & Other	104,205	83,735	377,455	321,096
Advertising	261,447	222,622	985,225	836,115
Transactions	2,866	3,998	13,196	15,017
Other	9,087	6,575	33,418	21,801
Total net revenue	**$ 273,400**	**$ 233,195**	**$ 1,031,839**	**$ 872,933**

[1] In 2021, the Company updated its method of disaggregating advertising revenue by category. Prior period amounts have not been updated as it is impracticable to do so, given certain historical information was not available.

13 / 26
Yelp Q4 2021

Operating expenses, Net income (loss) & Adjusted EBITDA

Cost of revenue (exclusive of depreciation and amortization) was $24 million in the fourth quarter of 2021, up 57% from the fourth quarter of 2020, and $78 million in the full year 2021, up 37% from the full year 2020. The increases in both periods were primarily due to higher advertising fulfillment costs driven by the expansion of Yelp Audiences, higher website infrastructure expenses resulting from increased traffic, and higher merchant credit card processing fees associated with increased Advertising revenue.


COR % of Revenue
7%
9%
4Q20
4Q21

Sales and marketing expenses were $113 million in the fourth quarter of 2021, up 11% from the fourth quarter of 2020, and $454 million in the full year 2021, up 4% from the full year 2020. The increases in both periods were primarily driven by higher marketing and advertising costs, reflecting our investment in targeted business owner acquisition and regional consumer campaigns, and, with respect to the fourth quarter of 2021, an increase in employee costs as a result of our increased hiring efforts and higher sales headcount. These increases were partially offset by a decrease in workplace operating costs due to reductions in our amount of leased office space, which began in the first quarter of 2021. In addition, employee costs decreased in the full year 2021 due to a lower average sales headcount compared to the prior year, which we maintained following the terminations and furloughs that took place in 2020 under the restructuring plan we announced on April 9, 2020 ("Restructuring Plan").


S&M % of Revenue
44%
41%
4Q20
4Q21

Product development expenses were $70 million in the fourth quarter of 2021, up 20% from the fourth quarter of 2020, and $276 million, up 19% from the full year 2020. The increases in both periods were primarily driven by higher headcount as well as lower employee costs in the year-ago periods due to the reduced-hour workweeks implemented in the second quarter of 2020 under the Restructuring Plan. The increases in employee costs also reflected higher stock-based compensation expenses.


PD % of Revenue
25%
26%
4Q20
4Q21

General and administrative expenses were $29 million in the fourth quarter of 2021, down 3% from the fourth quarter of 2020, primarily driven by a net gain recognized in the fourth quarter of 2021 as a result of the lease termination for one of our office spaces, partially offset by an increase in employee costs, primarily reflecting higher headcount.


G&A % of Revenue
13%
11%
4Q20
4Q21

14
26
Yelp Q4 2021

15 26 Ye lp Q 4 20 21 General and administrative expenses were $136 million in the full year 2021, up 4% from the full year 2020, driven by higher employee costs and an impairment charge we recorded in the second quarter of 2021 related to the sublease of certain of our office space. The increase in employee costs primarily reflects an increase in stock-based compensation expense related to performance- based restricted stock units granted during 2021 for which we expect the performance conditions to be met. These increases were partially offset by a decrease in the provision for doubtful accounts due to improvements in collection rates and a release of a portion of our COVID-19-related bad debt reserves following a decline in the rate of customer delinquencies, as well as the net gain on lease termination recognized in the fourth quarter of 2021. Total costs and expenses were $254 million in the fourth quarter of 2021, up 16% from $219 million in the fourth quarter of 2020, and $1 billion for the full year 2021, a 10% increase compared to $912 million for the full year 2020. Benefit from income taxes was $3 million in the fourth quarter of 2021 and $6 million for the full year 2021, compared to $6 million in the fourth quarter of 2020 and $16 million for the full year 2020. The decrease in the benefit from income taxes in 2021 was primarily due to an increase in profit before tax. The benefit from income taxes in the prior-year period also reflected net operating loss carryback benefits allowed under the Coronavirus Aid, Relief and Economic Security Act. Net income was $23 million in the fourth quarter of 2021 compared to Net income of $21 million in the fourth quarter of 2020. Net income for the full year 2021 was $40 million compared to Net loss of ($19 million) for the full year 2020. Diluted net income per share was $0.30 in the fourth quarter of 2021, an improvement from $0.27 in the fourth quarter of 2020, reflecting the increase in Net income. Net income $23M $21M +10% 4Q20 4Q21 M ar gi n 8%9%

16 26 Ye lp Q 4 20 21 Adjusted EBITDA was $68 million in the fourth quarter of 2021, a 14% increase from $60 million in the fourth quarter of 2020. Adjusted EBITDA margin decreased to 25% in the fourth quarter of 2021 from 26% in the fourth quarter of 2020. Adjusted EBITDA for the full year 2021 was $246 million, an increase of 76% from $140 million for the full year 2020. Adjusted EBITDA margin increased to 24% in the full year 2021 from 16% for the full year 2020. Balance sheet and cash flow At the end of December 2021, we held $480 million in Cash and cash equivalents on our condensed consolidated balance sheet, with no debt. M ar gi n 4Q20 4Q21 Adjusted EBITDA +14% $68M $60M 25%26%

17 26 Ye lp Q 4 20 21 Business Outlook Yelp’s strong 2021 performance is a testament to the strength of our business and consistent execution of our strategic initiatives. As we enter 2022, we believe there continues to be a large opportunity in local advertising and that Yelp is well positioned to drive long-term profitable growth by continuing to execute against our initiatives. To capitalize on this opportunity, we plan to increase our investments in 2022. As such, we expect 2022 Net revenue will be in the range of $1.16 billion to $1.18 billion. We also expect Adjusted EBITDA for 2022 will be in the range of $260 million to $280 million. For the first quarter of 2022, we expect Net revenue of $260 million to $270 million and Adjusted EBITDA of $35 million to $45 million, reflecting seasonal trends and increased strategic investments to fuel our initiatives. On an absolute basis, we expect Net revenue will grow relatively consistently from quarter to quarter for the balance of the year as the benefits of our initiatives build. We also expect expenses will remain relatively flat throughout the year, after increasing in the first quarter from the fourth quarter of 2021. We expect our GAAP tax rate for 2022 to increase to approximately 38%. A significant driver of this increase is the new requirement to amortize certain research and development expenses under the 2017 U.S. Tax Cuts and Jobs Act. Although there is pending legislation in Congress to repeal this requirement or defer it to 2026, the outcome of that legislation is uncertain. *Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. Net Revenue Outlook 2021 $1.03B $1.16B-$1.18B 2022E Adjusted EBITDA Outlook 2021 $246M $260M-$280M 2022E Net revenue $260M-$270M $1.16B-$1.18B Adjusted EBITDA* $35M-$45M $260M-$280M Stock-based compensation expense as a % of Net revenue ~15% ~13% Depreciation and amortization as a % of Net revenue ~5% ~4% First Quarter 2022 Full Year 2022

18 26 Ye lp Q 4 20 21 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PST to discuss the fourth quarter and full year 2021 financial results and outlook for the first quarter and full year of 2022. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (www.yelp.com) connects people with great local businesses. With trusted local business information, photos and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.

19 26 Ye lp Q 4 20 21 December 31, 2021 December 31, 2020 Assets Current assets: Cash and cash equivalents $ 479,783 $ 595,875 Accounts receivable, net 107,358 88,400 Prepaid expenses and other current assets 57,536 28,450 Total current assets 644,677 712,725 Property, equipment and software, net 83,857 101,718 Operating lease right-of-use assets 140,785 168,209 Goodwill 105,128 109,261 Intangibles, net 10,673 13,521 Restricted cash 858 665 Other non-current assets 64,550 48,848 Total assets $ 1,050,528 $ 1,154,947 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 119,620 $ 87,760 Operating lease liabilities - current 40,237 51,161 Deferred revenue 4,156 4,109 Total current liabilities 164,013 143,030 Operating lease liabilities - long-term 127,979 148,935 Other long-term liabilities 7,218 8,448 Total liabilities 299,210 300,413 Stockholders’ equity: Common stock – – Additional paid-in capital 1,522,572 1,398,248 Treasury stock – (2,964) Accumulated other comprehensive loss (11,090) (6,807) Accumulated deficit (760,164) (533,943) Total stockholders' equity 751,318 854,534 Total liabilities and stockholders' equity $ 1,050,528 $ 1,154,947 Condensed Consolidated Balance Sheets (In thousands; unaudited)

Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited)

	Three Months Ended December 31,				Year Ended December 31,			
	2021		2020		2021		2020	
Net revenue	$	273,400	$	233,195	$	1,031,839	$	872,933
Costs and expenses:								
Cost of revenue[1]		24,045		15,321		78,097		57,186
Sales and marketing[1]		113,379		102,173		454,224		437,060
Product development[1]		70,384		58,457		276,473		232,561
General and administrative[1]		28,859		29,625		135,816		130,450
Depreciation and amortization		17,140		13,125		55,683		50,609
Restructuring		–		15		32		3,862
Total costs and expenses		253,807		218,716		1,000,325		911,728
Income (loss) from operations		19,593		14,479		31,514		(38,795)
Other income, net		626		393		2,204		3,670
Income (loss) before income taxes		20,219		14,872		33,718		(35,125)
Benefit from income taxes		(2,971)		(6,217)		(5,953)		(15,701)
Net income (loss) attributable to common stockholders	$	23,190	$	21,089	$	39,671	$	(19,424)
Net income (loss) per share attributable to common stockholders:								
Basic	$	0.32	$	0.28	$	0.53	$	(0.27)
Diluted	$	0.30	$	0.27	$	0.50	$	(0.27)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:								
Basic		72,955	$	74,524		74,221		73,005
Diluted		76,054	$	76,971		78,616		73,005

[1] Includes stock-based compensation expense as follows:

	Three Months Ended December 31,				Year Ended December 31,			
	2021		2020		2021		2020	
Cost of revenue	$	1,029	$	949	$	4,302	$	3,784
Sales and marketing		7,703		7,476		32,335		29,670
Product development		19,817		17,489		81,624		67,622
General and administrative		6,584		6,070		33,418		23,498
Total stock-based compensation	$	35,133	$	31,984	$	151,679	$	124,574

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Yelp Q4 2021

21 26 Ye lp Q 4 20 21 Year Ended December 31, 2021 2020 Operating activities Net income (loss) $ 39,671 $ (19,424) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 55,683 50,609 Provision for doubtful accounts 14,574 32,265 Stock-based compensation 151,679 124,574 Noncash lease cost 39,339 42,235 Deferred income taxes (9,190) (11,181) Asset impairment 11,164 – Noncash gain on lease termination (11,485) – Other adjustments, net 392 2,193 Changes in operating assets and liabilities: Accounts receivable (33,535) (13,833) Prepaid expenses and other assets (34,633) 164 Operating lease liabilities (41,008) (46,283) Accounts payable, accrued liabilities and other liabilities 30,004 15,382 Net cash provided by operating activities 212,655 176,701 Investing activities Sales and maturities of marketable securities - available-for-sale – 290,395 Purchases of marketable securities - held-to-maturity – (87,438) Maturities of marketable securities - held-to-maturity – 93,200 Purchases of other investments – (10,000) Purchases of property, equipment and software (28,282) (32,002) Purchase of intangible asset – (6,129) Other investing activities 632 333 Net cash (used in) provided by investing activities (27,650) 248,359 Financing activities Proceeds from issuance of common stock for employee stock-based plans 24,984 27,382 Taxes paid related to the net share settlement of equity awards (62,545) (23,605) Repurchases of common stock (262,928) (24,396) Other financing activities – (433) Net cash used in financing activities (300,489) (21,052) Effect of exchange rate changes on cash, cash equivalents and restricted cash (415) 214 Change in cash, cash equivalents and restricted cash (115,899) 404,222 Cash, cash equivalents and restricted cash - Beginning of period 596,540 192,318 Cash, cash equivalents and restricted cash - End of period $ 480,641 $ 596,540 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited)

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited)

	Three Months Ended December 31,		Year Ended December 31,		
	2021	2020	2021	2020	2019
Reconciliation of Net Income (Loss) to Adjusted EBITDA:					
Net income (loss)	$ 23,190	$ 21,089	$ 39,671	$ (19,424)	$ 40,881
(Benefit from) provision for income taxes	(2,971)	(6,217)	(5,953)	(15,701)	8,886
Other income, net	(626)	(393)	(2,204)	(3,670)	(14,256)
Depreciation and amortization	17,140	13,125	55,683	50,609	49,356
Stock-based compensation	35,133	31,984	151,679	124,574	121,512
Restructuring	–	15	32	3,862	–
Asset impairment[1]	–	–	11,164	–	–
Gain on lease termination, net[1]	(3,748)	–	(3,748)	–	–
Fees related to shareholder activism[1]	–	–	–	–	7,116
Adjusted EBITDA	**$ 68,118**	**$ 59,603**	**$ 246,324**	**$ 140,250**	**$ 213,495**
Net revenue	$ 273,400	$ 233,195	$ 1,031,839	$ 872,933	$ 1,014,194
Net income (loss) margin	8%	9%	4%	(2)%	4%
Adjusted EBITDA margin	25%	26%	24%	16%	21%

[1] Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations

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Yelp Q4 2021

Key Financial and Operational Metrics (In thousands, except for percentages; unaudited)

	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21
Advertising Revenue by Category[1]												
Services[2]	$116,290	$124,098	$134,840	$137,501	$133,082	$109,583	$133,467	$138,887	$140,687	$152,522	$157,319	$157,242
Restaurants, Retail & Other[3]	$110,743	$113,744	$118,258	$121,451	$107,011	$52,650	$77,700	$83,735	$81,300	$92,439	$99,511	$104,205
Total Advertising Revenue	$227,033	$237,842	$253,098	$258,952	$240,093	$162,233	$211,167	$222,622	$221,987	$244,961	$256,830	$261,447
Paying Advertising Locations by Category[4]												
Services[2]	233	224	231	235	232	204	218	224	224	234	231	219
Restaurants, Retail & Other[3]	296	325	332	330	330	174	289	296	279	294	304	309
Total Paying Advertising Locations	529	549	563	565	562	378	507	520	503	528	535	528
Year-over-Year Percentage Change in Ad Clicks & Average CPC												
Ad Clicks[5]	20%	42%	42%	33%	3%	-51%	-25%	-22%	-8%	87%	28%	14%
Average CPC[6]	-9%	-25%	-22%	-16%	3%	35%	5%	4%	-3%	-20%	-1%	7%

Annual Metrics	2019	2020	2021
App Unique Devices[4]	36,250	31,132	33,085
Desktop Unique Visitors[4]	60,252	43,685	45,990
Mobile Web Unique Visitors[4]	73,722	52,794	56,668
Cumulative Reviews	205,382	224,162	244,435
Active Claimed Local Business Locations	4,889	5,357	5,794

[1] In 2021, the Company updated its method of disaggregating advertising revenue by category. Prior period amounts have not been updated as it is impracticable to do so, given certain historical information was not available.

[2] Includes Home, Local, Auto, Professional, Pets, Real Estate, Financial and Event Services categories

[3] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[4] On a monthly average basis

[5] Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-A-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[6] We define Average CPC as revenue from our performance-based ad products — excluding revenue from our advertising partnerships as well as certain revenue adjustments that do not impact the outcome of an auction for an individual ad click, such as refunds — divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Finanical Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov.

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Yelp Q4 2021

24 26 Ye lp Q 4 20 21 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which is a "non-GAAP financial measure." We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs, impairment charges, a gain on lease termination and fees related to shareholder activism. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements; > Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs; > Adjusted EBITDA does not reflect the impact of the record- ing or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation; > Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs, impairment charges, a gain on lease termination and fees related to shareholder activism; and > other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future per- formance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assump- tions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: > Yelp’s expected financial results for the first quarter and full year 2022; > Yelp's belief that its fourth quarter and full year 2021 results position it well to drive long-term profitable growth; > Yelp’s belief that its trusted content is more relevant than ever to consumers and local businesses; > Yelp’s belief that its initiatives will drive profitable growth; > Yelp’s belief in the substantial opportunity for further recovery in Advertising revenue from RR&O businesses as macro headwinds recede; > Yelp’s belief that its initiatives continue to provide a signifi- cant runway for growth; > Yelp’s product investment priorities for 2022 and its belief that each represents its own long-term opportunity; > Yelp’s confidence that the strength and breadth of its strategic initiatives will set it up for profitable growth in the years to come; > Yelp’s belief that the market for advertising Services busi- nesses represents a significant opportunity that it is well positioned to capture, including by increasing monetiza- tion, differentiating its product experience, and improving lead quality and the distribution of leads; > Yelp’s plans to drive further efficiencies in its business through its Self-serve channel by exploring ways to drive more businesses through this sales channel, increasing business owner engagement and giving businesses more control over their ad campaigns;

25 26 Ye lp Q 4 20 21 > Yelp’s belief that there is significant opportunity to further expand its Multi-location channel through product initiatives and customer relationships; > Yelp’s belief in a multi-year opportunity to deliver even more value by driving efficiency in matching advertisers with consumers, while also increasing Ad clicks through product initiatives; > Yelp’s belief that it can drive targeted engagement and growth of its audience beyond 2019 levels by making Yelp an even better place to connect with local businesses; > Yelp's belief that its consumer product and marketing ini- tiatives, together with increased monetization, will enable it to efficiently scale its business and drive long-term revenue growth; > Yelp’s belief that its consumer initiatives will increase the percentage of reviewed businesses, thereby attracting more consumers and further benefiting businesses in turn; > Yelp’s plans to further differentiate the product experience between categories and increase engagement to create an even more engaging user experience and drive more high-quality connections with local businesses; > Yelp’s belief in the opportunity to increase engagement with Android users by, among other things, bringing the Android user experience to parity with the iOS experience; > Yelp’s plans to further invest in high return areas to drive profitable growth; > Yelp’s plans to reinvest its savings in product, Multi-loca- tion sales as well as business and consumer marketing in 2022, and continue catching up on hiring in its Local sales force; > Yelp’s belief that operating with a distributed workforce and expanding the geographies in which it recruits will enable it to improve employee retention and attract a more diverse workforce, as well as result in stock-based compensation as a percentage of revenue trending toward a less dilutive mix over time; > Yelp’s expectations regarding the GAAP expense savings and resulting benefit to Adjusted EBITDA from its office space reductions; > Yelp’s plans to continue exploring opportunities to further reduce its real estate footprint; > Yelp’s plans to continue repurchases under its stock repurchase program; > Yelp's confidence in its ability to drive long-term sustainable and profitable growth; > Yelp’s belief in a large opportunity in local advertising and that it is well positioned to drive long-term profitable growth by continuing to execute against its initiatives; > Yelp's expectation that Net revenue will grow relatively consistently from quarter to quarter as the benefits of its initiatives build; > Yelp's plans to increase its investments in 2022, with expenses remaining relatively flat throughout the year after increasing in the first quarter from the fourth quarter of 2021; and > Yelp’s expectations regarding the impact of certain provisions of the U.S. Tax Cuts and Jobs Act. Yelp’s actual results could differ materially from those pre- dicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > fluctuations in the number of COVID-19 cases and the spread of COVID-19 variants, the vaccination rate in the United States, the timeframe for the lifting of COVID-19- related public health restrictions, and the pace of the economic recovery in local economies and the United States generally; > the impact of fears or actual outbreaks of disease, including COVID-19 and any variants thereof, and any resulting changes in consumer behavior, economic conditions or governmental actions; > maintaining and expanding Yelp’s base of advertisers, particularly as many businesses continue to face operating restrictions in connection with the COVID-19 pandemic and other constraints; > Yelp’s ability to continue to effectively operate with a primarily remote work force and attract and retain key talent; > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate and maintain sufficient high- quality content from its users;

26 26 Ye lp Q 4 20 21 > potential strategic opportunities and Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as to monetize the acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > maintaining a strong brand and managing negative publicity that may arise; and > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Manage- ment’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at www.yelp-ir. com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements.